Exhibit 99.1

Liquidity Services, Inc. (NASDAQ:LQDT) Q2 2024 Earnings Conference Call May 9, 2024 10:30 AM ET

Company Participants

Michael Patrick - VP & Controller

Bill Angrick - Chairman & CEO

Jorge Celaya - CFO & EVP

Conference Call Participants

Gary Prestopino - Barrington Research Associates

George Sutton - Craig-Hallum

Operator

Welcome to the Liquidity Services Inc. Second Quarter of Fiscal Year 2024 Financial Results Conference Call. My name is Liz, and I will be your operator for today's call. Please note that this conference call is being recorded. [Operator Instructions].

I will now turn the call over to Michael Patrick, Liquidity Services' Vice President and Controller. Take it away.

Michael Patrick

Good morning. On the call today are Bill Angrick, our Chairman and Chief Executive Officer; and Jorge Celaya, our Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks. The following discussion and responses to your questions reflect management's views as of today, May 9, 2024, and we'll include forward-looking statements.

Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today's call, please have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including the reconciliation of these measures with the most comparable GAAP measures as available.

Management also uses certain supplemental operating data as a measure of certain components of operating performance, which we believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to our Chairman and CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q2 earnings call. I'll review our Q2 performance and the progress of our business segments. And next, Jorge Celaya will provide more details on the quarter. Our marketplace platform and services continued to delight customers, fueling double-digit organic revenue and GMV growth year over year.

Our business continues to prove its resilience even against the backdrop of higher interest rates and slowing growth in many sectors of the economy. We are pleased that our balanced investments in sales, operations, and platform automation are being rewarded across our diversified segments with market share expansion and record buyer participation on our platform.

In fact, this quarter, we shattered records for the number of completed transactions, up 44% year over year; and the number of auction participants, up 43% year over year, which reflects the growing breadth of supply and buyer liquidity we've developed on our marketplace platform.

Our Retail Supply Chain Group segment set a new quarterly GMV record with approximately $80 million of GMV powered in part by the rapidly expanding growth of our AllSurplus Deals direct to consumer sales channel, which grew GMV sequentially over 60%.

Our CAG segment continues to grow its recurring heavy equipment seller base at a record pace and grew its heavy equipment fleet GMV by over 30% year over year during the quarter. CAG's AllSurplus marketplace is the global market maker of choice for industrial sellers in all regions of the world and in all industry verticals.

For example, during the quarter, our CAG segment completed several high-value transactions in our automotive and energy categories, reflecting how corporate clients are using our marketplace to monetize assets amidst changing and dynamic growth in many sectors of the economy.

Our Machinio segment achieved record revenue and paying customer counts driven by improvements to its online classifieds marketplace, which efficiently matches buyers and sellers of used equipment around the globe. Machinio's recent expansion into China is well underway, and this initiative more than doubles the addressable market for our Machinio business.

We're also very excited to welcome Sierra Auction to Liquidity Services and are now leveraging its market-leading position in the Southwest United States to cross sell its offerings to our government and commercial clients.

We remain enthusiastic about our strategy and the strength of our business model. During Q2, we generated $34.8 million in operating cash flow, which funded our organic growth initiatives, the Sierra acquisition, and continued share repurchases while generating a net $10 million of free cash flow to our balance sheet.

In summary, we are very well positioned strategically and financially in the current environment. We have solutions that help our clients weather the cyclicality of an uncertain macroenvironment. We have a robust business development pipeline and continue to pursue strategic opportunities in each segment of the circular economy to drive shareholder value and provide outstanding service to our customers across the global supply chain.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Thank you, Bill, and good morning. Our second quarter of fiscal year 2024 resulted in a 38% year-over-year increase in GAAP earnings per share, a 35% year-over-year increase in non-GAAP adjusted earnings per share, and a year-over-year increase in non-GAAP adjusted EBITDA of 22%, while growing year-over-year GMV by 13% and revenue by 12%.

Specifically, our second quarter of fiscal year 2024 financial results included GMV of $319.4 million, up 13% from $282.7 million in the same quarter last year; revenue of $91.5 million, up 12% from $81.5 million in the same quarter last year; GAAP earnings per share of $0.18, up $0.05 or 38% year over year; non-GAAP earnings per share of $0.27 up $0.07 or 35% year over year; and non-GAAP adjusted EBITDA of $12.1 million, up 22% from $9.9 million in the same quarter last year.

We set new quarterly records with 1.1 million auction participants and 300,000 completed transactions in the fiscal second quarter. We ended the fiscal second quarter with $117 million in cash, cash equivalents, and short-term investments. We generated $34.8 million of cash from operations during the fiscal second quarter.

And after using $13.3 million for the acquisition of Sierra Auction and $7.9 million repurchasing 474,000 shares of our common stock during the quarter, our cash on hand still increased $10 million, while we continue to have zero debt and $25 million of available borrowing capacity under our credit facility.

Specifically comparing segment results from this fiscal second quarter to the same quarter last year, our CAG segment was up 29% on GMV, 30% on revenue, and 31% on segment direct profit, driven by consignment sales in our industrial and heavy equipment categories, including completion of some of the sales delayed from the prior quarter and some international purchase transactions.

The GovDeals segment was up 11% on GMV, 22% on revenue, and 20% on segment direct profit, reflecting the increased availability of vehicles, paired with a higher blended revenue take rate due to expansion of service offerings into new markets while experiencing slower-than-anticipated real estate auction volume despite continued inroads in various jurisdictions.

Machinio revenue was up 21%, and its segment direct profit was up 22%, reflecting continuing increase in subscribers and prices for its Machinio advertising and Machinio system dealer management products.

Our Retail, or RSCG, segment was up 9% on GMV, setting a new quarterly record of $79.6 million, up 6% on revenue, and 2% on segment direct profit, reflecting an increase in low-touch consignment solutions and high volumes from purchase programs while continuing to experience a lower value product mix in certain full-service consignment and purchase programs.

Our third quarter of fiscal year 2024 outlook reflects a continuation of double-digit consolidated GMV growth at the midpoint of our guidance range led by CAG’s energy and industrial categories and the continued growth of CAG’s heavy equipment activity. Our Machinio subscription-based business is also anticipated to continue to report double-digit revenue growth.

Our fiscal third-quarter 2024 outlook also reflects the seasonally high activity of GovDeals with year-over-year GMV growth expected to continue with higher volumes, more than offsetting the potential for softer used vehicle market prices than last year. GovDeals' revenue is expected to grow at a faster year-over-year rate than GMV due to our expansion of more full-service consignment offerings since the acquisition of Sierra auction in January of 2024.

Our RSCG segment expects to sustain volumes similar to this past fiscal second quarter's record retail GMV. AllSurplus Deals, our retail direct to consumer curbside pickup marketplace is expected to sustain a strong year-over-year growth rate this coming quarter.

Our Retail segment continues to improve selling through the backlog of lower-value product with improved operational efficiency and buyer demand generation, potentially resulting in some improvement in the direct profit margins sequentially yet still down compared to last year.

Operating expenses year over year will be up similar to this past fiscal second quarter that included the effect of the Sierra Auction acquisition, continued operational investment in the expansion of AllSurplus Deals, and the higher sales and technology personnel to accelerate platform technology enhancements and market share gains.

We are anticipating our consolidated revenue as a percentage of GMV to reflect our growth in consignment and remain in the low to mid 20% range. We currently expect our segment direct profit as a percent of total revenue to be in the low to mid 50 percentage range, reflecting current direct profit margins in our RSCG segment. Both ratios can vary based on our mix between and within our segments for asset categories in any given period.

Management's guidance for the third quarter of fiscal year 2024 is as follows. We expect GMV to range from $350 million to $385 million. GAAP net income is expected in the range of $3.5 million to $6.5 million, with the corresponding GAAP diluted earnings per share ranging from $0.11 to $0.21 per share.

We estimate non-GAAP adjusted EBITDA to range from $10.5 million to $13.5 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.20 to $0.28 per share. The GAAP and non-GAAP earnings per share guidance assumes that we have approximately $31.5 million to $32 million fully diluted weighted average shares outstanding for the third quarter of fiscal year 2024.

Thank you, and we will now take your questions.

Question-and-Answer Session

Operator

[Operator Instructions]. Our first question comes from Gary Prestopino with Barrington Research.

Gary Prestopino

Hi, good morning, all. A very good quarter, so happy about that. Bill, in terms of Sierra Auction, is that -- that's booked in the GovDeals segment? Is that correct?

Bill Angrick

That's correct, Gary.

Gary Prestopino

Okay. So I don't know how much -- I don't expect you to break out the contribution, but would the GovDeals business because of the real estate being still being sluggish, would that have been either down slightly or just up slightly in the quarter?

Bill Angrick

We still have organic growth in the core GovDeals businesses if that's the focus of the question.

Gary Prestopino

Yes, I'm just trying to get an idea if you had organic growth that's -- I'm just trying to see how that other -- the legacy business is performing.

Bill Angrick

Yes, the legacy business is still very strong, and we've continued to onboard new customers. Now we've expanded the business development capacity of core GovDeals. And in my opening remarks, we are pleased that these balanced investments are pulling through new opportunities. So we signed the state of New York fleet business, the City of New York fleet business as a direct consequence of staffing up some territory business development resources in the GovDeals core business.

Gary Prestopino

Okay. That's good to hear. And then in terms of the sell-in-place consignment solutions, what are the plans to expand that? I believe you have either three or four centers that you're doing on that now on the RSCG segment.

Bill Angrick

Yes. Well, we've got sell-in-place as a solution across all segments. RSCG has seen adoption from retail clients to sell from fulfillment centers, individual store locations or, individual warehouses. So we've given that option. It's a very elegant solution to those that have the resources in the retail vertical to list and sell on the Liquidation.com platform.

Now since the -- what I would call exuberant expansion of retailers in the pandemic, a lot of those retail clients have cut costs, reduced staff, reduced warehouse space. And so many of them have leaned on our own distribution center facilities. And so we've got the full continuum of self-managed sell-in-place to fully managed full service for these clients.

Gary Prestopino

Okay. And then just lastly, on the guidance for Q3 , you're giving a $10.5 million to $13.5 million EBITDA number. Last year, I believe you were at $13.3 million if my numbers are correct.

So what is actually going on there that is causing the potential flatness to step down in adjusted EBITDA? Are you -- having seen some acceleration in investments in the platform?

Bill Angrick

Yes, there are a couple of things there. Certainly, what you just mentioned has been on our mind, and we've got us a great CTO and product team. And we've identified and made some unbudgeted IT hires to pull forward some key projects that are going to help this business and meet current demand for many of our clients.

For example, in the GovDeals marketplace, we're rolling out four level taxonomy in key categories such as transportation assets. And this simply means that buyers would be able to more precisely find and bid on key specific categories.

The individual categories for trucks and passenger vehicles and commercial heavy equipment will be a focus of this project. We've already started to roll out some of that functionality, but more is coming. Effectively, this will improve the bidding and recovery for these assets.

Another example is we're actively developing a high-speed receiving tool into our retail distribution center facilities using enhanced data and call it some machine automation around that data. So that's going to help us quickly and in a more efficient manner improve the listing quality of what we put on Liquidation.com and our AllSurplus Deals platforms, which will improve recovery.

It will also, Gary, materially reduce labor costs associated with our national distribution center footprint. Now this is a 1.2 million-square-foot footprint. So we like the opportunity in ROI of some of those IT investments. So we've got a little bit more of that in the current period versus the prior period.

The other thing I would just add, and we've talked about in the past. There's been a period of less-attractive product mix in Retail in 2024 versus the prior-year period.

There were lots of reasons for that. But I would tell you that we are seeing signs of consolidation in the retail industry as it relates to the liquidation category, a number of new entrants that came in to try to buy and resell retail goods during 2021, 2022 have encountered operational and financial difficulties, resulting in nonperformance and even closures of these players, which has been a sort of recalibration for these top 50 retailers and who they want to interact with.

I think this sets the stage for more normalization around this industry and ultimately better in terms and environment for folks like Liquidity Services.

Gary Prestopino

Okay. Thank you.

Operator

Our next question comes from George Sutton with Craig-Hallum.

George Sutton

Thank you. Bill, given what sounds like quite a cold that you have, I'll try to ask you a short question. And then I'll leave my next question for Jorge.

So relative to what you were saying on the business development pipeline and your work on pursuing strategic opportunities in each of the segments, I'm wondering if you can just give us a little bit better color on sort of how mature some of those opportunities are. You just mentioned on the retail side potential liquidation or challenges that some of the competitors are seeing. Is that an area that you're contemplating? I'd love to get a little more clarity.

Bill Angrick

Sure. Full disclosure, I'm a college lacrosse fan, and they're now at the NC. And so that's really what's resulting a coarse voice here. I feel great. Let me tell you that there is opportunity in the retail vertical. You have lots of different segments. We have a filter which is about buyer base, capabilities, further penetrating and expanding our direct-to-consumer channels, which allows to improve and elevate recovery. And that's a win-win for clients and Liquidity and our marketplace.

So we're actively exploring opportunities in the retail vertical. We're actively exploring opportunities in the capital assets and government sectors. There's always some overlap because the fleet sellers can be both commercial and government. So Sierra is a great example of that.

And what happens, you announce a transaction and people have a good feeling about it, and Sierra is going quite well. Other people start to approach you, and we've got a good pipeline of ideas there. Now we're a thrifty buyer. We're not looking to just do a roll up of some kind. We're looking very patiently at where we can get the one-plus-one-equals-three type of outcome.

And with a very strong balance sheet and a very good team that can handle the onboarding and integration acquired businesses, I think there's more to do, Gary -- I'm sorry. I think there's more to do, George, on this notion of consolidation but consolidation with smart integration and leveraging the tech platform is how we think about it.

George Sutton

So Jorge, on the strength that we saw in auction participants and transactions, which was quite good, was there something that drove that uniquely this quarter, perhaps the CAG-purchased transactions side?

Jorge Celaya

Well, I would -- I said we had strength across the board. But certainly, the growth in AllSurplus Deals helps with auction participants, right? We have more people on smaller items. I think those are the key drivers. But overall, we had pretty good strength of participation in buyer demand across all our segments.

Operator

We have no further questions at this time. Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.